Exhibit 10.2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of April 4, 2017 (this “Agreement”), is made and entered into by and among Liberty Interactive Corporation, a Delaware corporation (“Liberty”), General Communication, Inc., an Alaska corporation (the “Company”), and each of the stockholders of the Company that are listed on Schedule A-1 hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Liberty, Liberty Interactive LLC, a Delaware limited liability company (“Liberty LLC”), and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof, a copy of which has been delivered to the Stockholders, which contemplates, among other things, a tax-free reorganization of the Company  (as the same may be amended or supplemented, the “Reorganization Agreement”); capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement;

WHEREAS, following the consummation of the transactions contemplated by the Reorganization Agreement, the Company intends to effect a merger with and into its wholly-owned subsidiary, a Delaware corporation, the sole purpose of which is to effect the reincorporation of the Company from the State of Alaska to the State of Delaware (the “Reincorporation Merger”);

WHEREAS, the Stockholders are the record or Beneficial Owners (as defined below) of, and have either sole or shared voting power over, such number of shares of Company Common Stock set forth opposite each such Stockholder’s name on Schedule A-1 hereto (such shares of Company Common Stock, the “Original Shares”, and together with any New Shares (as defined below) (including shares of Company Capital Stock to be issued in connection with the Company Reclassification and the Auto Conversion or shares issued pursuant to the terms of this Agreement), the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, the Company and Liberty have requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, each party hereto agrees as follows:

SECTION 1.                            Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to Liberty and the Company, jointly and severally, as follows:

(a)                                 Authority; Execution and Delivery; Enforceability.  Such Stockholder has all requisite power, authority, and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by each of Liberty and the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)                                 No Conflicts; Consents.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not require the consent or approval of any other Person pursuant to, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except as set forth in this Agreement) in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder’s Subject Shares) is bound or subject or (ii) subject to the governmental filings and other matters referred to in clauses (1) and (2) of the following sentence, any Law or Order, in each case, applicable to such Stockholder or to such Stockholder’s properties or assets (including such Stockholder’s Subject Shares).  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) (“Consent”) is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

(c)                                  Ownership.  Such Stockholder is the record or Beneficial Owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A-1, free and clear of any Encumbrances except for restrictions on Transfers under the securities laws, and such Stockholder’s Original Shares constitute all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder.  Such Stockholder does not Beneficially Own (i) any shares of Company Capital Stock other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company.  Such Stockholder has the sole right to vote and Transfer such Stockholder’s Original Shares, and none of such Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Original Shares, except (x) as set forth in Section 3 of this Agreement or (y) as disclosed on Schedule A-1 hereto.  For purposes of this Agreement, “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that, a Stockholder’s Beneficial Ownership of Company Class A Common Stock or Company Class A-

1 Common Stock shall not include shares of Company Class A Common Stock or Company Class A-1 Common Stock, respectively, which may be received upon conversion of shares of Company Class B Common Stock or Company Class B-1 Common Stock, respectively, Beneficially Owned by such Stockholder.

(d)                                 Information.  None of the information supplied or to be supplied by, or on behalf of, such Stockholder in writing expressly for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Liberty’s and the Company’s stockholders or at the time of each of the Liberty Stockholders’ Meeting and the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) the preliminary or definitive proxy statement on Schedule 14A filed by the Company with respect to the Reincorporation Merger will, at the date it is first mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders called to vote upon the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company shall, in connection with the Registration Statement (or any amendment or supplement thereto), the Joint Proxy Statement and such preliminary or definitive proxy statement (collectively, the “Filings”), coordinate and consult with the Stockholders with respect to information related to the Stockholders to be included therein, before the filing thereof, and give the Stockholders the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested within a reasonable time in connection therewith, the Filings.

SECTION 2.                            Representations and Warranties of Liberty and Company.

(a)                                 Liberty.  Liberty hereby represents and warrants to each Stockholder and the Company as follows:  Liberty is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Liberty has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement.  The execution and delivery of this Agreement by Liberty, the consummation of the transactions contemplated hereby, and the compliance by Liberty with the terms of this Agreement have been duly authorized by all necessary action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)                                 Company.  The Company hereby represents and warrants to each Stockholder and Liberty as follows:  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement.  The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby, and the compliance by the Company with the terms of this Agreement have been duly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.                            Covenants of Stockholder.  Each Stockholder covenants and agrees, severally and not jointly, with respect to itself as follows:

(a)                                 Throughout the term of this Agreement, at any meeting of the stockholders of the Company (including, without limitation, any Company Stockholders’ Meeting) called to vote upon (x) any of the transactions contemplated by the Reorganization Agreement (including, without limitation, the Company Stockholder Approvals) or (y) the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith) (such approvals in clause (x) or (y), the “Stockholder Approval Matters”), or at any postponement or adjournment thereof, in accordance with the terms of the Reorganization Agreement or in accordance with the terms of the Reincorporation Merger, or in any other circumstances upon which a vote, adoption or other approval with respect to any of the Stockholder Approval Matters is sought, such Stockholder shall (i) appear at such meeting or (by the grant and appointment of a proxy under Section 4 below) cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (by the grant and appointment of a proxy under Section 4 below) all of such Stockholder’s Subject Shares in favor of the Stockholder Approval Matters; provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(a) with respect to any meeting of stockholders of the Company called to vote upon the matters included in clause (x) of the definition of “Stockholder Approval Matters” or in any other circumstances upon which a vote, adoption or other approval with respect to any matter covered by clause (x) of the Stockholder Approval Matters is sought.

(b)                                 Throughout the term of this Agreement, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought with respect to the matters set forth in clause (ii) of this Section 3(b), each Stockholder shall (i) appear at such meeting or (by the grant and appointment of a proxy under Section 4 below) cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (by the grant and appointment of a proxy under Section 4 below) all of such Stockholder’s Subject Shares (1) against any

Alternative Company Transaction Proposal or any agreement relating thereto and (2) against any amendment of the Company Articles or the Company Bylaws (other than pursuant to or as permitted under the Reorganization Agreement or pursuant to the terms of the Reincorporation Merger) or any other proposal, action, agreement or transaction which, in the case of this clause (2), as the Stockholders have been advised by the Company based on advice of counsel, would reasonably be expected to prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the transactions contemplated by the Reorganization Agreement or the Reincorporation Merger; provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(b) with respect to any meeting of stockholders of the Company or in any other circumstances upon which a vote, adoption or other approval of is sought with respect to the matters set forth in clause (ii) of this Section 3(b).

(c)                                  Throughout the term of this Agreement, each Stockholder shall not, nor shall it authorize or permit any of its controlled Affiliates or any of their respective directors, officers or employees, as applicable, or any of its or their respective financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, on its behalf (i) solicit, initiate or facilitate (including by way of furnishing information), knowingly induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal.  Each Stockholder shall, and shall cause its controlled Affiliates and its and their respective Representatives on its behalf to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Stockholder is a party relating to any such Alternative Company Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement with such Stockholder in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in Section 5.2(b)(i) and (ii) of the Reorganization Agreement, the Stockholders shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 3(c).

(d)                                 Throughout the term of this Agreement, other than pursuant to and as permitted by the terms of the Reorganization Agreement, the Reincorporation Merger and this Agreement, such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, convert, tender or otherwise dispose of (including by gift or merger) Beneficial Ownership of (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement, provided, that such Stockholder may Transfer any Subject Shares pursuant to any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion except conversions contemplated by the Reorganization Agreement) (A) to an immediate family member of such Stockholder, (B) by will or for tax or estate planning purposes, (C) to a trust or other entity established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder’s immediate family, (D) to an entity wholly-owned by such Stockholder or (E) that were acquired pursuant to Section 9 of this Agreement, provided, that, in the case of clauses (A) through (D), any such transferee shall agree (in writing, pursuant to a joinder agreement or other instrument, reasonably acceptable to and in favor of each of the Company and Liberty) to take such Subject Shares subject to the transferor’s obligations under this Agreement (a “Permitted Transferee”); provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 3(d) as long as another Stockholder, a Permitted Transferee or the Stockholder’s estate continues to own such Subject Shares and agrees to perform such Stockholder’s obligations hereunder.  At the request of Liberty or the Company, each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(d). Promptly upon the termination of this Agreement (and in no event later than one (1) business day upon any Stockholder’s request), the Company and such Stockholder shall take all reasonable and necessary action to have such legend removed.

(e)                                  Such Stockholder shall not, and such Stockholder shall not authorize or permit any controlled Affiliate or any Representative of such Stockholder, directly or indirectly, to issue on its behalf any press release or make any other public statement with respect to the Reorganization Agreement, this Agreement, the Reincorporation Merger or any of the other transactions contemplated by the Reorganization Agreement, by any agreement and plan of merger entered into in connection with the Reincorporation Merger or by this Agreement without the prior written consent of Liberty and the Company, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by applicable Law or court process, provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement on Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement, the Reorganization Agreement, and the Reincorporation Merger and the public statements made by the Company and Liberty pursuant to the Reorganization Agreement, this Agreement and the Reincorporation Merger.  In connection with any such publication and disclosure by such Stockholder, such Stockholder will coordinate and consult with Liberty and the Company (to the extent practicable based on legal timing requirements) before issuing, and give Liberty and the Company the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested within a reasonable time in connection therewith, such publications or disclosures.

(f)                                   Such Stockholder hereby agrees that, in the event (i) of any stock dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires Beneficial Ownership or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of Company Capital Stock (other than shares of Company Capital Stock owned by the Company 401(k) Plan), in each case after the execution of this Agreement, including pursuant to the terms of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such Stockholder shall deliver promptly to Liberty and the Company written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote.  Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement.  Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or Beneficial Ownership of such Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.  For the avoidance of doubt, all Company Capital Stock issued to a Stockholder in connection with the Company Reclassification and the Auto Conversion will constitute Subject Shares for purposes of this Agreement.

(g)                                  Each Stockholder hereby (i) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal, rights to dissent or other rights with respect to any of the Stockholder Approval Matters (including the Reincorporation Merger) that such Stockholder may have by virtue of ownership of the Subject Shares, including without limitation any right of dissent under Sec. 10.06.574 - .580 of the ACC, and (ii) acknowledges that Liberty and the Company will reasonably rely to their detriment upon such waiver.

SECTION 4.                            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                                 (i) From the date hereof until the earliest of (A) the termination of this Agreement pursuant to Section 7, (B) the termination of the Stockholders’ obligations pursuant to Section 3, and (C) the Contribution Effective Time, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Tina Pidgeon and Peter Pounds, as authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any meeting of stockholders of the Company (including any Company Stockholders’ Meeting or any meeting of stockholders of the Company related to any of the Stockholder Approval Matters) or any adjournment or postponement thereof in accordance with the terms of Sections 3(a) and 3(b) of this Agreement; provided, that the proxy granted in this Section 4(a)(i) shall not be applicable with respect to any meeting of stockholders of the Company or any adjournment or postponement thereof for which such Stockholder has been released from its voting obligations pursuant to the proviso of Section 3(a) or the proviso of Section 3(b). The proxy granted in this Section 4(a)(i) shall expire at the time that the obligations of the Stockholders in Sections 3(a) and 3(b) have been fully performed in accordance with their terms or, if earlier, at the time this Agreement terminates pursuant to Section 7.

(ii)                                  Unless this Agreement has been earlier terminated pursuant to Section 7 or the Stockholders’ obligations have been terminated pursuant to Section 3, from the Contribution Effective Time until the termination of this Agreement pursuant to Section 7 or the termination of the Stockholders’ obligations pursuant to Section 3, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Richard N. Baer and Craig Troyer, as then-authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any meeting of stockholders of the Company (including any meeting of stockholders related to the Reincorporation Merger) or any adjournment or postponement thereof in accordance with the terms of Section 3(a) and 3(b) of this Agreement. The proxy granted in this Section 4(a)(ii) shall expire at the time that the obligations of the Stockholders in Sections 3(a) and 3(b) have been fully performed in accordance with their terms or, if earlier, at the time this Agreement terminates pursuant to Section 7.

(b)                                 Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c)                                  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the AS 10.06.418 of the Alaska Corporations Code. Notwithstanding anything in this Agreement to the contrary, the proxy granted hereunder shall be irrevocable except as otherwise set forth in this Section 4 with respect to the non-applicability and termination of such proxy.

SECTION 5.                            Reserved.

SECTION 6.                            Further Assurances.  Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Liberty or the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7.                            Termination.  This Agreement shall terminate upon the earliest of (a) the written agreement of each Stockholder party hereto, the Company and Liberty, (b) the termination of the Reorganization Agreement in accordance with its terms, (c) the consummation of the Reincorporation Merger in accordance with its terms, (d) six (6) months following a duly convened stockholders’ meeting of the Company called to vote upon the Reincorporation

Merger, and (e) the date that is twelve (12) months after the Split-Off Effective Time.  The last sentence of Section 3(d), Section 6, this Section 7 and Section 9 (other than Section 9(m), which shall not survive in case of termination pursuant to Sections 7(a) or 7(b) hereof) shall survive any such termination pursuant to this Section 7 (if applicable, for the period specified therein).  Notwithstanding the foregoing, this Agreement shall terminate (other than Section 3(d), this Section 7 and Section 9) as of the date of (i) any material modification, waiver or amendment of the Reorganization Agreement as in effect on the date of this Agreement, (ii) any modification, waiver or amendment of the Reorganization Agreement as in effect on the date of this Agreement which (A) directly or indirectly affects or changes in any way the consideration payable pursuant to the Reorganization Agreement, including the form or value of the consideration, or the allocation of the consideration between different series or classes of shares, (B) directly or indirectly affects or changes in any way the consideration payable pursuant to the Reorganization Agreement to holders of shares of Company Class A Common Stock or Company Class B Common Stock, including the form or value of the consideration, or the allocation of the consideration between different series or classes of shares, (C) has a material adverse effect on any Stockholder or any Stockholder’s rights or benefits under the Reorganization Agreement, or (D) has a disproportionate effect on any Stockholder as compared to other stockholders of the Company (provided, however, that a requirement to make a filing under applicable securities laws shall not be deemed to create a disproportionate effect), in each case without the prior written consent of the Stockholders, (iii) the Company Stockholder Approvals not being obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken, (iv) the Liberty Stockholder Approval not being obtained at the Liberty Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken, (v) the date of termination of the Voting Agreement between the Company, Liberty, Ronald A. Duncan and the other stockholder(s) party thereto (the “Duncan Agreement”) solely pursuant to Section 7(a) thereof, or (vi) delivery of notice by the Stockholders to the Company and Liberty on or after the Outside Date (as defined in the Reorganization Agreement in form and substance as of the date hereof), as may be extended pursuant to Section 7.1(b)(i) of the Reorganization Agreement in form and substance as of the date hereof.

SECTION 8.                            Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified below:

“GCI Stock” means the (x) Company Class A Common Stock, (y) Company Class A-1 Common Stock or (z) Company Reclassified Class A Common Stock.

“Six-Month Period” means each six-month period ending on May 15 and November 15 of each year; provided, that, if any such date does not fall on a Business Day, such six-month period shall be deemed to end on the next Business Day following May 15 or November 15, as applicable.

SECTION 9.                            General Provisions.

(a)                                 Assignment; Amendments.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 3(d) above) without the prior written consent of the Company and Liberty. Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company, each Stockholder and Liberty.

(b)                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case, if to the Stockholders, to the addresses set forth on Schedule A-1, and if to the Liberty or the Company, to the addresses for Liberty and the Company set forth in Section 8.2 of the Reorganization Agreement (or at such other address for a party as shall be specified by like notice).

(c)                                  Interpretation.  When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

(e)                                  Entire Agreement; Third-Party Beneficiaries.  This Agreement, the applicable defined terms used herein and contained in the Reorganization Agreement, the Stockholders’ status as third party beneficiaries under (i) the Reorganization Agreement, (ii) any agreement and plan of merger entered into in connection with the Reincorporation Merger and (iii) any of the agreements referenced herein and therein (x) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated hereby or thereby other than as set forth herein or therein and (y) other than the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 4, is not intended to confer upon any Person other than the parties any rights or remedies.

(f)                                   Governing Law; Consent to Jurisdiction; Venue.  (i) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws (other than matters pertaining to the internal affairs of the Company, which shall be governed by Alaska law).  Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(ii)                                  Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 9(b) hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

(g)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)                                 Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(i)                                     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS) OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS).

(j)                                    Expense Reimbursement.  All fees and expenses incurred by the Stockholders in connection with this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees (including, without duplication, reasonable fees and expenses of counsel (including local and subject matter counsel)), shall be reimbursed by the Company, by payment to the Stockholders, whether or not such transactions are consummated.  The Company shall pay such fees and expenses within ten (10) Business Days (or, solely in the event the Company is prohibited from issuing shares of GCI Stock pursuant to applicable Law during such period, as soon as practicable thereafter; provided that in such event the Company shall use its best efforts to issue such GCI Stock as soon as practicable thereafter) of the Stockholders’ demand in GCI Stock, which such Stockholder may demand from time to time (but not more frequently than once every three (3) months).  The number of shares of GCI Stock issuable in respect of each fee and expense payment referenced in a demand by such Stockholder shall be (x) the applicable payment amount referenced in such demand divided by (y) the average of the daily volume-weighted average price (the “VWAP”) per share of GCI Stock on each trading day for the twenty (20) trading day period (or, such shorter period if such shares of GCI Stock have VWAPs for fewer than 20 trading days) ending on the trading day prior to such demand.

(k)                                 Indemnification.

i.                                          The Company (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder (each, an “Indemnified Party”), from and against any and all Losses incurred by such Stockholder and such Stockholder’s Affiliates and Representatives in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating directly or indirectly to this Agreement, the transactions contemplated by the Reorganization Agreement, the Reincorporation Merger and the other transactions contemplated by the agreement and plan of merger or any other agreement entered into in connection herewith and therewith, or any other transaction contemplated hereby or thereby (including any Actions brought by any of the stockholders, directors, officers or employees of any of Liberty or the Company relating thereto). For purposes of this Section 9(k), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel (including local and subject matter counsel), accountants, consultants and other experts), and any amount paid (whether by settlement, under any Order or otherwise) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of the Company shall not constitute a Loss.

ii.                                       Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party to the extent that any Losses actually (x) result from such Indemnified Party’s or its Representatives’ willful misconduct or gross negligence or (y) result from any material breach of any representation and warranty of such Indemnified Party contained in this Agreement or any material breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

iii.                                    The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to, at or after the Split-Off Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable Law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

iv.                                   Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request and that such Indemnified Party actually possesses (after due inquiry); provided, however, that (x) any delay in giving or failure to give such notice or information will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

v.                                      An Indemnified Party, at the cost and expense of the Indemnifying Party, shall, subject to the last sentence of this Section 9(k)(v), separately (and with its own one or more counsel to be chosen at its sole discretion) control the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action (an “Indemnifiable Claim”) as to such Indemnified Party.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

vi.                                   In all instances under this Section 9(k) where the Indemnifying Party is responsible to pay Losses constituting fees, costs and expenses, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

vii.                                Any and all fees, costs, expenses, Losses and any other amounts payable by the Indemnifying Party to any Indemnified Party pursuant to this Agreement, including this Section 9(k), shall be paid only in GCI Stock issued to the Stockholders (in satisfaction of any indemnification obligation hereunder, including any obligation to other Indemnified Parties), within ten (10) Business Days after the end of each applicable Six-Month Period (or, solely in the event the Company is prohibited from issuing shares of GCI Stock pursuant to applicable Law during such period, as soon as practicable thereafter; provided that in such event the Company shall use its best efforts to issue such GCI Stock as soon as practicable thereafter).  The Indemnified Party shall submit the aggregate amount of indemnifiable Losses incurred during the applicable Six-Month Period (such amount for a particular Six-Month Period the “Loss Amount”).  The number of shares of GCI Stock issuable in respect of each Loss Amount shall be (x) the applicable Loss Amount divided by (y) the average of the daily VWAP per share of GCI Stock on each trading day for the twenty (20) trading day period (or, such shorter period if such shares of GCI Stock have VWAPs for fewer than 20 trading days) ending on the last day of the Six-Month Period for which such Loss Amount is payable.

(l)                                     GCI Stock Issuances.

i.                                          Notwithstanding any provision of this Agreement, in no event will the aggregate number of shares of GCI Stock issued pursuant to this Agreement (including, without limitation, pursuant to Section 9(j) and Section 9(k)) exceed (x) prior to the Company Reclassification Effective Date, 2,679,096 shares of Company Class A Common Stock, (y) on and after the Company Reclassification Effective Date and prior to the Auto Conversion Effective Time, 2,679,096 shares of Company Class A-1 Common Stock less the number of shares of Company Class A Common Stock issued to the Stockholders pursuant to this Agreement prior to the Company Reclassification Effective Date and (z) following the Auto Conversion Effective Time, 1,994,854 shares of Company Reclassified Class A Common Stock less the product of (1) the number of shares of Company Class A Common Stock plus the number of shares of Company Class A-1 Common Stock issued to the Stockholders pursuant to this Agreement and (2) 0.7446.  In addition, in no event may the Company issue GCI Stock to the Stockholders pursuant to this Agreement other than (x) Company Class A Common Stock during any period ending on or before the day prior to the Company Reclassification Effective Date, (y) Company Class A-1 Common Stock on any date during the period that begins on the Company Reclassification Effective Date and ends prior to the Auto Conversion Effective Time, or (z) Company Reclassified Class A Common Stock during the period that begins after the Auto Conversion Effective Time.

ii.                                       In connection with any issuance of GCI Stock to the Stockholders pursuant to this Agreement, each Stockholder represents and warrants to the Company as of the date hereof, and will be deemed to represent and warrant to the Company as of the time of issuance of any GCI Stock to him pursuant to this Agreement, that:

(1)                                 He/she is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(2)                                 He/she has access to all of the issuer’s publicly available filings under the Securities Act and the Exchange Act;

(3)                                 He/she will acquire the GCI Stock for investment only and not with a view to the resale or distribution thereof;

(4)                                 He/she understands that the offer and sale of the GCI Stock to him has not been registered under the Act or any state securities laws in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Act and by comparable exemptive provisions of applicable state securities laws. He understands that the Company has no plans to register the GCI Stock under the Securities Act or any state securities laws for sale by him; and

(5)                                 he understands that all certificates representing the GCI Stock, or any book entry accounts for the GCI Stock maintained by the Company’s transfer agent, and the transfer records of the Company will be marked with a legend acceptable to the Company in its sole discretion indicating the restrictions on transfer under the Securities Act and applicable state securities laws.

(m)                             Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Liberty, Liberty LLC, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Reorganization Agreement or any agreement or plan of merger entered into in connection with the Reincorporation Merger (including any claim seeking to enjoin or delay the consummation of the transaction contemplated thereby) or (ii) alleging a breach of any duty of the board of directors of the Company in connection with the Reorganization Agreement, this Agreement, the Reincorporation Merger or the transactions contemplated thereby or hereby (including any of the Stockholder Approval Matters).  Each Stockholder agrees to provide prompt written notice to Liberty and the Company upon obtaining actual knowledge of the commencement of any such claims set forth in clauses (i) or (ii) of the foregoing sentence.

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IN WITNESS WHEREOF, the parties have signed this Agreement, all as of the date first written above.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

[Liberty Signature Page to Voting Agreement]

STOCKHOLDERS

/s/ John W. Stanton
John W. Stanton

/s/ Theresa E. Gillespie
Theresa E. Gillespie

[Stockholder Signature Page to Voting Agreement]

GENERAL COMMUNICATION, INC.

By:	/s/ Peter Pounds
Name:	Peter Pounds
Title:	Senior Vice President & Chief Financial Officer

[Company Signature Page to Voting Agreement]

Schedule A-1

Name and Address of	Number of Subject Shares Owned
Stockholders	Beneficially or of Record

John W. Stanton and Theresa E. Gillespie, Jointly	Class A: 1,242,627
155 108th Avenue, N.E.	Class B: 1,436,469
Suite 450
Bellevue, Washington 98004

With a copy to (which shall not constitute notice): Friedman Kaplan Seiler & Adelman LLP 7 Times Square, 28th Fl. New York, NY 10036 Attn: Barry A. Adelman Fax: 212-373-7907